Exhibit 99.1

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina

February 14, 2011

Dr. P. Kay Wagoner, Ph.D.

1001 Monterey Valley

Chapel Hill, NC 27516

Dear Kay,

In light of economic and financial market conditions and their impact on Icagen, Inc. (“Icagen”), you entered into a letter agreement with Icagen on February 11, 2009 (the “2009 Letter Agreement”) to voluntarily decline your 2% cost-of-living base salary increase approved by the Compensation Committee of Icagen’s Board of Directors on January 23, 2009, and additionally voluntarily took a 10% reduction to your base salary then in effect. On February 8, 2011, the Compensation Committee approved a 3% cost-of-living base salary increase for you which constituted a “Determination Date” pursuant to the 2009 Letter Agreement and triggered termination of the 2009 Letter Agreement. In light of continuing economic and financial market conditions and their impact on Icagen, you wish to continue to forego the 2% cost-of-living base salary increase approved by the Compensation Committee on January 23, 2009 and the reduction of your base salary by 10% of its 2008 level on the terms and subject to the conditions described in this letter. This letter will serve to document your actions and the Compensation Committee’s agreement, on behalf of Icagen, with respect to this matter.

Your base salary for 2011 will be $344,176 (the “Adjusted Salary”), rather than $388,731 (the “Approved Salary”), which would have been your base salary for 2011 had you not continued to forego your raise from 2009 and continued the reduction to your base salary by 10% of its 2008 level. The Adjusted Salary will continue in effect until such time as the Compensation Committee, it its discretion, determines that conditions warrant payment to you of the Approved Salary or a different base salary (the “Determination Date”). You agree to waive the minimum base salary requirement set forth in Section 4(a) of the Second Amended and Restated Executive Employment Agreement dated August 21, 2007 between you and Icagen, as amended to date (the “Employment Agreement”), until the Determination Date. Upon the occurrence of a Change of Control of Icagen, as defined in the Employment Agreement, the Approved Salary (or such other base salary approved by the Compensation Committee and then in effect) shall be automatically reinstated.

Notwithstanding the foregoing, your maximum cash bonus target for 2011, which is 50% of your base salary, will be calculated based upon the Approved Salary rather than the Adjusted Salary, such that you will be eligible to receive up to 50% of the Approved Salary as a cash bonus even if you are still receiving the Adjusted Salary when bonuses for 2011, if any, are approved by the Compensation Committee.

In the event that you become entitled to severance payments under the terms of Section 5(e) of the Employment Agreement, the severance payments owed to you thereunder, including the bonus component, shall be calculated based upon the Approved Salary, rather than the Adjusted Salary.

For purposes of the definition of “Good Reason” in Section 5(f) of the Employment Agreement, the reference in clause (iv) thereof to “annual base salary” shall mean the Approved Salary rather than the

Adjusted Salary; provided, however, that prior to the occurrence of a Change of Control, the voluntary actions described in this letter agreement shall not constitute Good Reason.

Except as expressly amended by this letter agreement, the Employment Agreement will remain in full force and effect. This letter agreement will terminate and be of no further force and effect upon the Determination Date. Prior to the Determination Date, all references in the Employment Agreement to the “Agreement” shall mean the Employment Agreement, as amended by this letter agreement.

Please sign below if the above accurately reflects our agreement on this matter.

Sincerely,

/s/ André L. Lamotte
Dr. André L. Lamotte
Member, Compensation Committee
Icagen, Inc.

Agreed and Accepted:

/s/ P. Kay Wagoner
P. Kay Wagoner, Ph.D.